Earnings Release August 03, 2021
Holly Energy Partners, L.P. Reports Second Quarter Results
•Reported net income attributable to HEP of $55.7 million or $0.53 per unit
•Announced quarterly distribution of $0.35 per unit
•Reported EBITDA of $88.1 million and Adjusted EBITDA of $88.3 million
Dallas, Texas -- Holly Energy Partners, L.P. (“HEP” or the “Partnership”) (NYSE: HEP) today reported financial results for the second quarter of 2021. Net income attributable to HEP for the second quarter of 2021 was $55.7 million ($0.53 per basic and diluted limited partner unit), compared to $76.5 million ($0.73 per basic and diluted limited partner unit) for the second quarter of 2020.
The second quarter results reflect a gain of $5.3 million related to the sale of a 6-inch refined product pipeline that connected HollyFrontier Corporation's ("HollyFrontier" or "HFC") Navajo Refinery to terminals in El Paso for gross proceeds of $7.0 million. Net income attributable to HEP for the second quarter of 2020 included a gain on sales-type leases of $33.8 million. Excluding these items, net income attributable to HEP for the second quarters of 2021 and 2020 were $50.5 million ($0.48 per basic and diluted limited partner unit) and $42.6 million ($0.40 per basic and diluted limited partner unit), respectively. The increase in earnings was mainly due to higher volumes across our pipelines and higher interest income associated with sales-type leases, partially offset by higher operating expenses.
Distributable cash flow was $66.7 million for the quarter, an increase of $1.2 million, or 1.9% compared to the second quarter of 2020. HEP declared a quarterly cash distribution of $0.35 per unit on July 22, 2021.
Commenting on our 2021 second quarter results, Michael Jennings, Chief Executive Officer, stated, "HEP delivered solid results in the quarter, supported by safe and reliable operations and continued improvement in crude and refined product demand in the markets we serve. Looking forward, we remain focused on consistent operational execution as we continue to see demand recovery from COVID-19 in the markets we serve."
Impact of COVID-19 on Our Business
Our business depends in large part on the demand for the various petroleum products we transport, terminal and store in the markets we serve. The impact of the COVID-19 pandemic on the global macroeconomy created diminished demand for refined products and crude oil transportation, and for the terminalling and storage services that we provide. Since the declines in demand at the beginning of the COVID-19 pandemic, we began to see improvement in demand for these products and services beginning late in the second quarter of 2020 that continued through the second quarter of 2021 with volumes in many of our regions returning to pre-pandemic levels. We expect our customers will continue to adjust refinery production levels commensurate with market demand, and with the increasing availability of vaccines, we believe there is a path to a fulsome recovery in demand in 2021. For additional details of the impact of COVID-19 on our business, please see our Form 10-Q for the quarter ended June 30, 2021.
Second Quarter 2021 Revenue Highlights
Revenues for the second quarter were $126.2 million, an increase of $11.4 million compared to the second quarter of 2020. The increase was mainly due to a 14% increase in overall crude and product pipeline volumes.

•Revenues from our refined product pipelines were $28.7 million, an increase of $3.7 million compared to the second quarter of 2020. Shipments averaged 171.2 thousand barrels per day ("mbpd") compared to 158.4 mbpd for the second quarter of 2020. The volume and revenue increases were mainly due to higher volumes on pipelines servicing HollyFrontier's Navajo refinery and our UNEV pipeline.

•Revenues from our intermediate pipelines were $7.5 million, consistent with the second quarter of 2020. Shipments averaged 143.8 mbpd for the second quarter of 2021 compared to 128.5 mbpd for the second quarter of 2020. The increase in volumes was mainly due to higher throughputs on our intermediate pipelines servicing HollyFrontier's Navajo refinery while revenue remained relatively constant mainly due to contractual minimum volume guarantees.

•Revenues from our crude pipelines were $32.1 million, an increase of $5.6 million compared to the second quarter of 2020, and shipments averaged 396.7 mbpd compared to 338.4 mbpd for the second quarter of 2020. The revenue and volume increases were mainly attributable to higher volumes on our crude pipeline systems in Wyoming and Utah.

•Revenues from terminal, tankage and loading rack fees were $36.9 million, an increase of $0.6 million compared to the second quarter of 2020. Refined products and crude oil terminalled in the facilities averaged 466.7 mbpd compared to 418.0 mbpd for the second quarter of 2020. The volume increase was mainly the result of higher throughputs at HollyFrontier's El Dorado refinery. Revenues did not increase in proportion to the increase in volumes mainly due to contractual minimum volume guarantees and lower on-going revenues on our Cheyenne assets as a result of the conversion of the HollyFrontier Cheyenne refinery to renewable diesel production.

•Revenues from refinery processing units were $21.0 million, an increase of $1.5 million compared to the second quarter of 2020, and throughputs averaged 76.6 mbpd compared to 49.9 mbpd for the second quarter of 2020. The increase in volumes was mainly due to increased throughput for both our Woods Cross and El Dorado processing units. Revenues did not increase in proportion to the increase in volumes mainly due to contractual minimum volume guarantees.

Six Months Ended June 30, 2021 Revenue Highlights
Revenues for the six months ended June 30, 2021, were $253.4 million, an increase of $10.8 million compared to the six months ended June 30, 2020. The increase was mainly attributable to increased volumes on our crude pipeline systems in Wyoming and Utah, the recognition of $9.9 million of the $10 million termination fee related to the termination of HollyFrontier's minimum volume commitment on our Cheyenne assets and higher revenues on our refinery processing units partially offset by lower on-going revenues on our Cheyenne assets as well as a reclassification of certain income from revenue to interest income under sales-type lease accounting.

•Revenues from our refined product pipelines were $57.2 million, a decrease of $2.7 million compared to the six months ended June 30, 2020. Shipments averaged 167.6 mbpd compared to 169.0 mbpd for the six months ended June 30, 2020. The volume and revenue decreases were mainly due to lower volumes on pipelines servicing Delek's Big Spring refinery. Revenue also decreased due to a reclassification of certain pipeline income from revenue to interest income under sales-type lease accounting.

•Revenues from our intermediate pipelines were $15.0 million, an increase of $0.1 million compared to the six months ended June 30, 2020. Shipments averaged 129.6 mbpd compared to 135.3 mbpd for the six months ended June 30, 2020. The decrease in volumes was mainly due to lower throughputs on our intermediate pipelines servicing HollyFrontier's Tulsa refinery while revenue remained relatively constant mainly due to contractual minimum volume guarantees.

•Revenues from our crude pipelines were $62.6 million, an increase of $8.0 million compared to the six months ended June 30, 2020. Shipments averaged 385.3 mbpd compared to 367.8 mbpd for the six months ended June 30, 2020. The increases were mainly attributable to increased volumes on our crude pipeline systems in Wyoming and Utah.

•Revenues from terminal, tankage and loading rack fees were $75.1 million, an increase of $1.3 million compared to the six months ended June 30, 2020. Refined products and crude oil terminalled in the facilities averaged 418.1 mbpd compared to 446.8 mbpd for the six months ended June 30, 2020. The volume decrease was mainly the result of lower throughputs at HollyFrontier's Tulsa refinery as well as the cessation of petroleum refinery operations at HollyFrontier's Cheyenne refinery. Revenues increased mainly due to the recognition of $9.9 million of the $10 million termination fee related to the termination of HollyFrontier's minimum volume commitment on our Cheyenne assets partially offset by lower on-going revenues on our Cheyenne assets as a result of the conversion of the HollyFrontier Cheyenne refinery to renewable diesel production as well as a reclassification of certain income from revenue to interest income under sales-type lease accounting.

•Revenues from refinery processing units were $43.5 million, an increase of $4.1 million compared to the six months ended June 30, 2020. Throughputs averaged 68.7 mbpd compared to 59.8 mbpd for the six months ended June 30, 2020. The increase in volumes was mainly due to increased throughput for both our Woods Cross and El Dorado processing units. Revenues increased mainly due to higher recovery of natural gas costs as well as higher throughputs.

Operating Costs and Expenses Highlights
Operating costs and expenses were $69.9 million and $150.4 million for the three and six months ended June 30, 2021, representing increases of $7.6 million and $26.4 million from the three and six months ended June 30, 2020, respectively. The increases were mainly due to the goodwill impairment charge related to our Cheyenne reporting unit, higher maintenance costs, pipeline rental costs and natural gas costs, partially offset by lower materials and supplies, and property taxes.
Interest expense was $13.9 million and $27.2 million for the three and six months ended June 30, 2021, representing an increase of $0.2 million and a decrease of $4.4 million over the same period of 2020. The decrease was mainly due to market interest rate decreases under our senior secured revolving credit facility and refinancing our $500 million aggregate principal amount of 6.0% senior notes due 2024 with $500 million aggregate principal amount of 5.0% senior notes due 2028.
We have scheduled a webcast conference call today at 8:30 AM ET to discuss financial results and this morning’s announced acquisition (replacing the previously scheduled earnings call at 4:00 PM ET):

https://event.on24.com/wcc/r/3347467/55757B35D3CCD93D54C9366AD04CA5C5

An audio archive of this webcast will be available using the above noted link through August 17, 2021.

About Holly Energy Partners, L.P.
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, terminalling, storage and throughput services to the petroleum industry, including HollyFrontier subsidiaries. The Partnership, through its subsidiaries and joint ventures, owns and/or operates petroleum product and crude pipelines, tankage and terminals in Texas, New Mexico, Washington, Idaho, Oklahoma, Utah, Nevada, Wyoming and Kansas, as well as refinery processing units in Utah and Kansas.
HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other specialty products. HollyFrontier owns and operates refineries located in Kansas, Oklahoma, New Mexico and Utah and markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. In addition, HollyFrontier produces base oils and other specialized lubricants in the U.S., Canada and the Netherlands, and exports products to more than 80 countries. HollyFrontier also owns a 57% limited partner interest and a non-economic general partner interest in Holly Energy Partners, L.P.
The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements use words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “strategy,” “intend,” “should,” “would,” “could,” “believe,” “may,” and similar expressions and statements regarding our plans and objectives for future operations are intended to identify forward-looking statements. These statements are based on our beliefs and assumptions and those of our general partner using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Our forward-looking statements are subject to a variety of risks, uncertainties and assumptions. Although we and our general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither we nor our general partner can give any assurances that our expectations will prove to be correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in these statements. Any differences could be caused by a number of factors including, but not limited to:
•HollyFrontier’s and the Partnership’s ability to successfully close the pending acquisition of Sinclair Oil Corporation and Sinclair Transportation Company (collectively, “Sinclair”, and such transactions, the “Sinclair Transactions”), or once closed, integrate the operations of Sinclair with its existing operations and fully realize the expected synergies of the Sinclair Transactions or on the expected timeline;
•the satisfaction or waivers of the conditions precedent to the proposed Sinclair Transactions, including without limitation, the receipt of the HollyFrontier stockholder approval for the issuance of HF Sinclair common stock at closing and regulatory approvals (including clearance by antitrust authorities necessary to complete the Sinclair Transactions on the terms and timeline desired);
•risks relating to the value of HEP’s limited partner common units to be issued at the closing of the Sinclair Transactions from sales in anticipation of closing and from sales by the Sinclair holders following the closing of the Sinclair Transactions;
•legal proceedings that may be instituted against the Partnership following the announcement of the proposed Sinclair Transactions;
•the extraordinary market environment and effects of the COVID-19 pandemic, including a significant decline in demand for refined petroleum products in markets we serve;
•risks and uncertainties with respect to the actual quantities of petroleum products and crude oil shipped on our pipelines and/or terminalled, stored or throughput in our terminals and refinery processing units;
•the economic viability of HollyFrontier, our other customers and our joint ventures’ other customers, including any refusal or inability of our or our joint ventures’ customers or counterparties to perform their obligations under their contracts;
•the demand for refined petroleum products in the markets we serve;
•our ability to purchase and integrate future acquired operations;
•our ability to complete previously announced or contemplated acquisitions;
•the availability and cost of additional debt and equity financing;
•the possibility of temporary or permanent reductions in production or shutdowns at refineries utilizing our pipelines, terminal facilities and refinery processing units, due to reasons such as infection in the workforce, in response to reductions in demand or lower gross margins due to the economic impact of the COVID-19 pandemic, and any potential asset impairments resulting from such actions;
•the effects of current and future government regulations and policies, including the effects of current and future restrictions on various commercial and economic activities in response to the COVID-19 pandemic;
•delay by government authorities in issuing permits necessary for our business or our capital projects;
•our and our joint venture partners' ability to complete and maintain operational efficiency in carrying out routine operations and capital construction projects;
•the possibility of terrorist or cyberattacks and the consequences of any such attacks;
•general economic conditions, including uncertainty regarding the timing, pace and extent of an economic recovery in the United States;

•the impact of recent or proposed changes in the tax laws and regulations that affect master limited partnerships; and
•other financial, operational and legal risks and uncertainties detailed from time to time in our Securities and Exchange Commission filings.

The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RESULTS OF OPERATIONS (Unaudited)
Income, Distributable Cash Flow and Volumes
The following tables present income, distributable cash flow and volume information for the three and six months ended June 30, 2021 and 2020.

	Three Months Ended June 30,		Change from
	2021	2020	2020
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates – refined product pipelines	$19,213	$16,302	$2,911
Affiliates – intermediate pipelines	7,521	7,475	46
Affiliates – crude pipelines	19,251	19,311	(60)
	45,985	43,088	2,897
Third parties – refined product pipelines	9,526	8,750	776
Third parties – crude pipelines	12,811	7,116	5,695
	68,322	58,954	9,368
Terminals, tanks and loading racks:
Affiliates	32,131	32,902	(771)
Third parties	4,756	3,378	1,378
	36,887	36,280	607

Refinery processing units - Affiliates	21,026	19,573	1,453

Total revenues	126,235	114,807	11,428
Operating costs and expenses
Operations	42,068	34,737	7,331
Depreciation and amortization	25,003	25,034	(31)
General and administrative	2,847	2,535	312
	69,918	62,306	7,612
Operating income	56,317	52,501	3,816

Equity in earnings of equity method investments	3,423	2,156	1,267
Interest expense, including amortization	(13,938)	(13,779)	(159)
Interest income	6,614	2,813	3,801
Gain on sales-type leases	27	33,834	(33,807)
Gain on sale of assets and other	5,415	468	4,947
	1,541	25,492	(23,951)
Income before income taxes	57,858	77,993	(20,135)
State income tax expense	(27)	(39)	12
Net income	57,831	77,954	(20,123)
Allocation of net income attributable to noncontrolling interests	(2,086)	(1,484)	(602)
Net income attributable to Holly Energy Partners	$55,745	$76,470	$(20,725)
Limited partners’ earnings per unit – basic and diluted	$0.53	$0.73	$(0.20)
Weighted average limited partners’ units outstanding	105,440	105,440	—
EBITDA(1)	$88,099	$112,509	$(24,410)
Adjusted EBITDA(1)	$88,261	$80,168	$8,093
Distributable cash flow(2)	$66,680	$65,456	$1,224

Volumes (bpd)
Pipelines:
Affiliates – refined product pipelines	119,046	100,524	18,522
Affiliates – intermediate pipelines	143,762	128,464	15,298
Affiliates – crude pipelines	260,756	252,570	8,186
	523,564	481,558	42,006
Third parties – refined product pipelines	52,126	57,876	(5,750)
Third parties – crude pipelines	135,904	85,851	50,053
	711,594	625,285	86,309
Terminals and loading racks:
Affiliates	413,441	372,093	41,348
Third parties	53,257	45,876	7,381
	466,698	417,969	48,729

Refinery processing units - Affiliates	76,589	49,891	26,698

Total for pipelines and terminal assets (bpd)	1,254,881	1,093,145	161,736

.

	Six Months Ended June 30,		Change from
	2021	2020	2020
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates – refined product pipelines	$37,819	$36,385	$1,434
Affiliates – intermediate pipelines	15,027	14,949	78
Affiliates – crude pipelines	38,705	39,704	(999)
	91,551	91,038	513
Third parties – refined product pipelines	19,389	23,548	(4,159)
Third parties – crude pipelines	23,887	14,840	9,047
	134,827	129,426	5,401
Terminals, tanks and loading racks:
Affiliates	65,995	66,496	(501)
Third parties	9,074	7,282	1,792
	75,069	73,778	1,291

Refinery processing units - Affiliates	43,522	39,457	4,065

Total revenues	253,418	242,661	10,757
Operating costs and expenses
Operations	83,433	69,718	13,715
Depreciation and amortization	50,068	49,012	1,056
General and administrative	5,815	5,237	578
Goodwill impairment	11,034	—	11,034
	150,350	123,967	26,383
Operating income	103,068	118,694	(15,626)

Equity in earnings of equity method investments	5,186	3,870	1,316
Interest expense, including amortization	(27,178)	(31,546)	4,368
Interest income	13,162	5,031	8,131
Loss on early extinguishment of debt	—	(25,915)	25,915
Gain on sales-type leases	24,677	33,834	(9,157)
Gain on sale of assets and other	5,917	974	4,943
	21,764	(13,752)	35,516
Income before income taxes	124,832	104,942	19,890
State income tax expense	(64)	(76)	12
Net income	124,768	104,866	19,902
Allocation of net income attributable to noncontrolling interests	(4,626)	(3,535)	(1,091)
Net income attributable to Holly Energy Partners	$120,142	$101,331	$18,811
Limited partners’ earnings per unit – basic and diluted	$1.14	$0.96	$0.18
Weighted average limited partners’ units outstanding	105,440	105,440	—
EBITDA(1)	$184,290	$176,934	$7,356
Adjusted EBITDA(1)	$176,196	$171,276	$4,920
Distributable cash flow(2)	$139,899	$136,164	$3,735

Volumes (bpd)
Pipelines:
Affiliates – refined product pipelines	119,316	115,245	4,071
Affiliates – intermediate pipelines	129,573	135,288	(5,715)
Affiliates – crude pipelines	255,730	278,801	(23,071)
	504,619	529,334	(24,715)
Third parties – refined product pipelines	48,298	53,756	(5,458)
Third parties – crude pipelines	129,603	89,027	40,576
	682,520	672,117	10,403
Terminals and loading racks:
Affiliates	368,612	400,911	(32,299)
Third parties	49,526	45,910	3,616
	418,138	446,821	(28,683)

Refinery processing units - Affiliates	68,688	59,843	8,845

Total for pipelines and terminal assets (bpd)	1,169,346	1,178,781	(9,435)

(1)Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is calculated as net income attributable to Holly Energy Partners plus (i) interest expense, net of interest income, (ii) state income tax and (iii) depreciation and amortization. Adjusted EBITDA is calculated as EBITDA plus (i) loss on early extinguishment of debt, (ii) goodwill impairment and (iii) pipeline tariffs not included in revenues due to impacts from lease accounting for certain pipeline tariffs minus (iv) gain on sales-type leases, (v) gain on significant asset sales, and (vi) pipeline lease payments not included in operating costs and expenses. Portions of our minimum guaranteed pipeline tariffs for assets subject to sales-type lease accounting are recorded as interest income with the remaining amounts recorded as a reduction in net investment in leases. These pipeline tariffs were previously recorded as revenues prior to the renewal of the throughput agreement, which triggered sales-type lease accounting. Similarly, certain pipeline lease payments were previously recorded as operating costs and expenses, but the underlying lease was reclassified from an operating lease to a financing lease, and these payments are now recorded as interest expense and reductions in the lease liability. EBITDA and Adjusted EBITDA are not calculations based upon generally accepted accounting principles ("GAAP"). However, the amounts included in the EBITDA and Adjusted EBITDA calculations are derived from amounts included in our consolidated financial statements. EBITDA and Adjusted EBITDA should not be considered as alternatives to net income attributable to Holly Energy Partners or operating income, as indications of our operating performance or as alternatives to operating cash flow as a measure of liquidity. EBITDA and Adjusted EBITDA are not necessarily comparable to similarly titled measures of other companies. EBITDA and Adjusted EBITDA are presented here because they are widely used financial indicators used by investors and analysts to measure performance. EBITDA and Adjusted EBITDA are also used by our management for internal analysis and as a basis for compliance with financial covenants.
Set forth below is our calculation of EBITDA and Adjusted EBITDA.

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(In thousands)
Net income attributable to Holly Energy Partners	$55,745	$76,470	$120,142	$101,331
Add (subtract):
Interest expense	13,938	13,779	27,178	31,546
Interest Income	(6,614)	(2,813)	(13,162)	(5,031)
State income tax expense	27	39	64	76
Depreciation and amortization	25,003	25,034	50,068	49,012
EBITDA	88,099	112,509	184,290	176,934
Loss on early extinguishment of debt	—	—	—	25,915
Gain on sales-type leases	(27)	(33,834)	(24,677)	(33,834)
Gain on significant asset sales	(5,263)	—	(5,263)	—
Goodwill impairment	—	—	11,034	—
Pipeline tariffs not included in revenues	7,058	3,099	14,025	5,474
Lease payments not included in operating costs	(1,606)	(1,606)	(3,213)	(3,213)
Adjusted EBITDA	$88,261	$80,168	$176,196	$171,276
(2)Distributable cash flow is not a calculation based upon GAAP. However, the amounts included in the calculation are derived from amounts presented in our consolidated financial statements, with the general exception of maintenance capital expenditures. Distributable cash flow should not be considered in isolation or as an alternative to net income attributable to Holly Energy Partners or operating income, as an indication of our operating performance, or as an alternative to operating cash flow as a measure of liquidity. Distributable cash flow is not necessarily comparable to similarly titled measures of other companies. Distributable cash flow is presented here because it is a widely accepted financial indicator used by investors to compare partnership performance. It is also used by management for internal analysis and our performance units. We believe that this measure provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.

Set forth below is our calculation of distributable cash flow.

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(In thousands)
Net income attributable to Holly Energy Partners	$55,745	$76,470	$120,142	$101,331
Add (subtract):
Depreciation and amortization	25,003	25,034	50,068	49,012
Amortization of discount and deferred debt charges	1,385	842	2,229	1,641
Loss on early extinguishment of debt	—	—	—	25,915
Customer billings greater than revenue recognized	(3,573)	(44)	(179)	(501)
Maintenance capital expenditures (3)	(4,111)	(1,140)	(5,482)	(3,627)
Increase (decrease) in environmental liability	(78)	157	(234)	158
Decrease in reimbursable deferred revenue	(3,502)	(3,005)	(7,516)	(5,805)
Gain on sales-type leases	(27)	(33,834)	(24,677)	(33,834)
Gain on significant asset sales	(5,263)	—	(5,263)	—
Goodwill impairment	—	—	11,034	—
Other	1,101	976	(223)	1,874
Distributable cash flow	$66,680	$65,456	$139,899	$136,164

(3)Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives. Maintenance capital expenditures include expenditures required to maintain equipment reliability, tankage and pipeline integrity, safety and to address environmental regulations.
Set forth below is certain balance sheet data.

	June 30,	December 31,
	2021	2020
	(In thousands)
Balance Sheet Data
Cash and cash equivalents	$19,561	$21,990
Working capital	$15,367	$14,247
Total assets	$2,172,822	$2,167,565
Long-term debt	$1,362,570	$1,405,603
Partners' equity	$425,218	$379,292

FOR FURTHER INFORMATION, Contact:

John Harrison, Senior Vice President and
    Chief Financial Officer and Treasurer
Craig Biery, Vice President, Investor Relations
Holly Energy Partners, L.P.
214-954-6511